DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
DNB FINANCIAL CORPORATION

(Effective October 1, 2006)

1. Purpose.

The purpose of this DCP is to provide each Eligible Director with the opportunity to select the timing of receipt of his or her Compensation. This DCP has been adopted by the Board pursuant to the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan to partially implement Article IX thereof, and shall be considered a part of such Plan and subject to the pertinent terms and provisions thereof.

2. Eligibility.

Each Eligible Director shall be eligible to participate in this DCP.

3. Definitions.

The words and phrases set forth below shall have the meanings indicated, unless the context requires a different meaning. Each capitalized term or phrase used in this DCP but not defined in this Section 3 shall have the same meaning as the definition of such term or phrase set forth in the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan.

(a)  “Beneficiary” shall mean the person(s) designated to receive the balance of an Eligible Director’s Deferred Account upon the death of the Eligible Director. A Beneficiary may only be a natural person, a trust, or an entity that is tax-exempt under Section 501(c)(3) of the Code.

(b) “Company” shall mean DNB Financial Corporation.

(c) “Compensation” shall mean the compensation payable by the Company, either in cash or pursuant to an Award of Shares, to an Eligible Director for his or her services as a member of the Board and committees thereof.

(d) “DCP” shall mean the Deferred Compensation Plan for Directors of DNB Financial Corporation, as set forth herein and as may be amended from time to time.

(e) “Effective Date” shall mean October 1, 2006, the effective date of this DCP.

(f) “Election” shall mean the written election by an Eligible Director, pursuant to Section 4, below, to defer the receipt of all or a portion of his Compensation pursuant to this DCP.

(g) “Eligible Director” shall mean any member of the Board, or of the board of directors of a direct or indirect subsidiary of the Company, who is entitled to Compensation for his services as a member of the Board or such other board.

(h) “Share” or “Shares” shall mean one or more shares of Stock, including fractional shares.

4. Election.

(a) Prior to the commencement of a calendar year, but not later than the preceding December 15, an Eligible Director may make an Election, pursuant to which payment of a specified percentage or flat dollar amount of his Compensation earned and otherwise payable in cash during such year and thereafter, or a specified percentage or number of Shares subject to an Award granted in such year, shall be deferred until a future date established pursuant to Section 6(b), below. Notwithstanding the preceding sentence, however, in the case of any individual who will be an Eligible Director as of the Effective Date, or in the case of an individual who first becomes an Eligible Director after the Effective Date, the Eligible Director may make an Election at any time prior to the Effective Date or during the period ending on the 30th day following the Effective Date, or at any time prior to the date on which he or she becomes an Eligible Director or during the period ending on the 30th day following the date he or she first becomes an Eligible Director, as the case may be, provided that in no event shall such Election apply with respect to any Compensation earned by the Eligible Director prior to the date of the Election.

(b) An Eligible Director’s Election must be in writing, and in such form as the Committee shall prescribe. No Election with respect to Compensation otherwise payable in cash shall be effective with respect to any calendar year unless the amount projected to be deferred for such year is at least five thousand dollars ($5,000).

(c) An Eligible Director may modify or revoke his or her Election effective as of the commencement of any calendar year, provided such modification or revocation is in writing in such form as the Committee shall prescribe, and is delivered to the Company in advance of such year.

(d) An Eligible Director’s Election with respect to Compensation otherwise payable in cash, or subsequent modification or revocation thereof, shall remain in effect through subsequent calendar years, unless and until modified or revoked, or a new Election is made, in accordance with the foregoing provisions of this Section 4. An Eligible Director’s Election with respect to Awards of Shares shall apply solely with respect to Awards granted in the calendar year to which the Election relates, and no Shares payable pursuant to another Award shall be deferred pursuant to this DCP or otherwise unless a new Election is made with respect to such Award pursuant to the foregoing provisions of this Section 4.

5. Allocations to Deferred Compensation Account.

(a) That number of Shares having a Fair Market Value equal to one hundred and ten percent (110%) of the amount of Compensation otherwise payable in cash which an

Eligible Director has deferred pursuant to an Election shall be allocated to the Eligible Director’s Deferred Compensation Account. The determination of the number of Shares to be allocated shall be based on the Fair Market Value of the Stock on the last day of the month in which such Compensation would have been paid to the Eligible Director but for his or her Election.

(b) That number of Shares equal to the number of Shares subject to an Award which an Eligible Director has deferred pursuant to an Election shall be allocated to the Eligible Director’s Deferred Compensation Account as of the last day of the month in which such Shares would otherwise have been paid to the Eligible Director or become vested, whichever is later.

(c) The amount of a cash dividend paid with respect to the Stock shall be deemed to be paid with respect to the Shares allocated to an Eligible Director’s Deferred Compensation Account and immediately reinvested in additional Shares in accordance with the same procedures and valuation provisions as are applicable under the Company’s Dividend Reinvestment Plan from time to time.

(d) All Shares allocated to an Eligible Director’s Deferred Compensation Account shall thereafter be fully vested and shall not be forfeitable for any reason.

6. Distributions from Deferred Compensation Account.

(a) All distributions from an Eligible Director’s Deferred Account shall be in Shares, except that the Fair Market Value of any fraction of a Share as of the date of distribution shall be paid in cash. All Shares distributed to an Eligible Director or Beneficiary shall be subject to a restriction whereby they may not be sold, hypothecated or otherwise transferred for a period of one (1) year from the date of distribution without the express, written consent of the Committee. Certificates representing distributed Shares shall bear a legend reflecting such restriction.

(b)  Distribution of an Eligible Director’s Deferred Compensation Account shall commence upon the earlier of the following:

(i) the date as of which he or she separates from service with the Company, within the meaning of Section 409A of the Code;

(ii) the Eligible Director’s attainment of age 75; or

(iii) the Eligible Director’s attainment of an attained age or a specified date designated by his or her Election, or as revised pursuant to Section 6(d), below.

If the Eligible Director does not designate an age in his or her Election pursuant to clause (iii), distribution of the Eligible Director’s Deferred Compensation Account shall commence upon the occurrence of the earlier of the events specified in clause (i) and (ii). A single designation shall apply to the entire balance of the Eligible Director’s Deferred Compensation Account.

(c) Upon the occurrence of the distribution event set forth in Section 6(b), above, the balance of the Eligible Director’s Deferred Compensation Account shall be distributed in one of the following optional forms of distribution, as he or she may designate in his or her Election:

(i) A single lump sum distribution on or about January 15 of the calendar year following the calendar year in which such distribution event occurs; or

(ii) Annual installments payable for a number of whole years designated by the Eligible Director in his or her Election, which number shall not exceed ten (10), commencing on or about January 15 of the calendar year following the calendar year in which such distribution event occurs, and each January 15 thereafter during the installment period.

In the absence of a designation by the Eligible Director pursuant to this Section 6(c), the Eligible Director shall be deemed to have designated the distribution method set forth in clause (i). A single designation shall apply to the entire balance of the Eligible Director’s Deferred Compensation Account.

If distributions are to be made in installments, the amount of each installment shall be equal to the balance of the Deferred Compensation Account as of the close of the calendar year preceding the date of distribution of the installment, divided by the number of installment payments remaining (including that installment).

(d) An Eligible Director may elect to change the timing or method of distribution (or both) previously designated (or deemed designated) pursuant to Section 6(b) or (c), above, by submission of a new designation to the Company, subject to the following limitations and any further limitations prescribed by Section 409A of the Code:

(i) no such new designation shall take effect until at least 12 months after the date on which it is made;

(ii) the first payment as a result of such new designation shall be made no earlier than five (5) years after the date such payment would have been made absent such new Election; and

(iii) in the case of a payment scheduled to be made or payments scheduled to commence upon the attainment of a specified age, the new designation must be made at least 12 months prior to the attainment of such age.

(e) Notwithstanding an Eligible Director’s Election or any provision of this DCP to the contrary, upon an Eligible Director’s separation from service with the Company, within the meaning of Section 409A of the Code, the Eligible Director’s entire Deferred Compensation Account shall be distributed in a single lump sum on or about January 15 of the calendar year following his or her separation from service if the Fair Market Value of the Deferred Compensation Account as of the close of such calendar year is not in excess of ten thousand dollars ($10,000).

(f) Distribution of all or a portion of an Eligible Director’s Deferred Compensation Account shall be accelerated upon request of the Eligible Director if the Committee determines that the Eligible Director has experienced an unforeseeable emergency, within the meaning of Section 409A of the Code. The amount to be distributed shall not exceed the amount necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In the event the requesting Eligible Director is a member of the Committee, the Eligible Director shall not participate in the decision by the Committee.

(g) In the event of an Eligible Director’s death prior to the distribution in full of his or her Deferred Compensation Account, the Beneficiary shall receive the balance of the Eligible Director’s Deferred Compensation Account in a single lump sum as soon as practicable following the Eligible Director’s death.

(h) Any amount distributed to an Eligible Director or Beneficiary under this DCP shall be subject to all applicable tax withholdings mandated by law. To the extent necessary, the number of Shares otherwise distributable at any time shall be reduced by that number of Shares having a Fair Market Value equal to the amount of tax required to be withheld in connection with such distribution.

7. Designation of Beneficiary.

(a) Each Eligible Director shall file with the Company a written designation, in the form prescribed by the Company, of one or more persons as Beneficiary to receive the balance of the Eligible Director’s Deferred Compensation Account upon his or her death. The Eligible Director may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company prior to the Eligible Director’s death.

(b) If no such Beneficiary designation is in effect at the time of the Eligible Director’s death, or if no designated Beneficiary survives the Eligible Director, the payment of the amount, if any, payable under this DCP upon his or her death shall be made to the Eligible Director’s estate.

8. Claims Procedures.

(a) An Eligible Director or, in the event of the Eligible Director’s death, his or her Beneficiary, may file a written claim for payment hereunder with the Committee. In the event of a denial of any payment due to or requested by the Eligible Employee or Beneficiary (the “claimant”), the Committee will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of this DCP on which the denial of the claim is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable thereto. This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Committee unless special circumstances require an extension of time for processing the claim, in which case the Committee shall provide written notice of the extension to the claimant and the reasons therefore, and the date by which the Company expects to make its determination with respect to the claim. In no event shall such extension exceed 90 days.

(b) In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to submit issues and comments in writing to the Committee and to submit documents, records and other information relating to the claim for benefits. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee that takes into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefits determination; provided, however, that such written request is received by the Commitee (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty (60) day requirement may be waived by the Committee in appropriate cases.

(c) A decision on review of a claim for benefits will be rendered by the Commitee within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision. Notice of this extension must be provided in writing to the claimant prior to the expiration of the initial sixty-day period. In no event will the decision be rendered more than one hundred twenty (120) days after the initial request for review. Any decision by the Commitee will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

9. Amendment or Termination.

The Board reserves the right at any time to amend this DCP in whole or in part, retroactively or prospectively, for any reason and without the consent of any Eligible Director or Beneficiary, provided that no amendment may adversely affect the rights of an Eligible Director or a Beneficiary with respect to amounts credited to the Eligible Director’s Deferred Compensation Account prior to such amendment or alter the timing of distribution of any Eligible Director’s Deferred Compensation Account. The Board reserves the right at any time to terminate this DCP. Upon termination of this DCP, (a) all Elections with respect to the deferral of future Compensation shall terminate as of the date specified by the Board, but not before the earliest time permitted under Section 409A of the Code; and (b) the Deferred Compensation Account of each Eligible Director shall be distributed at such time or times as it would have been distributed in the absence of termination, unless the Board, in its discretion, elects to distribute the Deferred Compensation Accounts of all Eligible Directors in some other manner but in no event prior to the earliest time permitted under Section 409A of the Code.

10. Miscellaneous.

(a) Nothing contained in this DCP shall give the Eligible Director the right to be retained in the service of the Company.

(b) If the Company shall find that any person to whom any amount is payable under this DCP is unable to care for his affairs because of illness or accident, or is a minor, the Company may direct that any amount to which such person is entitled be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the DCP and the Company therefor.

(c) Except insofar as may otherwise be required by law, no amount payable at any time under this DCP shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, encumbrance or garnishment by creditors of the Eligible Director or his or her Beneficiary, nor be subject in any manner to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

(d) It is the intention of the Company that this DCP shall be unfunded for Federal income tax purposes. Accordingly, this DCP constitutes a mere promise by the Company to make payments hereunder in the future, and each Eligible Director or, if applicable, his or her Beneficiary, shall have the status of a general unsecured creditor of the Company with respect to this DCP. Except as provided by the terms of any trust established pursuant to Section 9.4 of the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, neither an Eligible Director nor his or her Beneficiary shall have any right, title, or interest in or to any assets which the Company may hold to aid it in meeting its obligations hereunder. Such assets, whether held in trust or otherwise, shall be unrestricted corporate assets.